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                                                                   Exhibit 10.2
                                                                   ------------

May 9,2001


Mr. Steven M. Rauscher
312 Carlisle Lane
Lake Forest, IL  60045


Dear Steven:

     This letter will confirm our offer to you of employment with Genome Therapeutics Corp. (the "Company"), under the terms and conditions that follow:

     1. POSITION AND DUTIES. Effective October 26, 2000, you will be employed by the Company as its President and Chief Executive Officer reporting directly to the Board of Directors of the Company (the "Board"). You will have all powers and duties consistent with this position including the power to be the principal decision maker for the Company, subject to the direction of the Board. You agree that, while employed by the Company, you will devote substantially your full business time and your best efforts to fulfill faithfully, responsibly and to the best of your ability your duties under this agreement. Subject to Board review and approval, time and efforts devoted to membership on boards of other non-competing corporations will be deemed time and efforts in fulfilling your duties under this agreement and otherwise related to the Company's business and affairs. You warrant that you are free to enter into and fully perform this agreement and are not subject to any employment, confidentiality, non-competition or other agreement which conflicts with this agreement.

     2. COMPENSATION AND BENEFITS. During your employment, as compensation for all services performed by you for the Company and its subsidiaries, the Company will provide you the following pay and benefits:

          a. BASE SALARY. The Company will pay you a base salary at the rate of Three Hundred Sixty Thousand Dollars ($360,000) per year, payable in accordance with the Company's regular payroll practices and subject to increase from time to time by the Board of Directors of the Company (the "Board") in its discretion (such base salary as in effect from time to time, the "Base Salary").

          b. BONUS COMPENSATION. Beginning in fiscal year 2001, you will be eligible to receive an annual management incentive bonus based on the Company's achievement of enhanced share value and certain other operating and financial goals set by the Board. The amount of this bonus, if any, will be determined by the Board and will range from 0 - 40% of your Base Salary. The Company acknowledges that the Board has approved an initial target incentive of $108,000 for fiscal year 2001 if all target goals are
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met. Subject to Board approval, half of any annual bonus will be paid in cash and half will be paid in options on the Company's common stock.

          c. RESTRICTED STOCK AND STOCK OPTIONS. On October 26, 2000, you were granted: (i) 24,000 shares of restricted common stock of the Company; and (ii) options on 540,000 shares of the Company's common stock, which grants are subject to the vesting and other terms set forth in your Restricted Stock and Stock Option Award Agreements.

          d. PARTICIPATION IN EMPLOYEE BENEFIT PLANS. You will be entitled to participate in all employee benefit plans from time to time in effect on the same basis as other executive employees of the Company, except to the extent such plans are duplicative of benefits otherwise provided to you under this agreement. Your participation will be subject to the terms of the applicable plan documents and applicable Company policies.

          e. VACATIONS AND OTHER BENEFITS. You will be entitled to five (5) weeks of vacation per year, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company. Up to two weeks of unused vacation in any year may be carried over into the next year but any such carry-over shall not be cumulative (i.e., no more than two weeks may be carried over in any given year). In addition, the Company will pay for you to have an annual comprehensive medical exam. Also, the Company will obtain and pay the premiums on a life insurance policy covering you with a benefit payable to your named beneficiaries of at least One Million Eighty Thousand Dollars ($1,080,000). The Company shall also provide you with a cellular telephone and a reasonably acceptable home personal computer.

          f. EXPENSE REIMBURSEMENT. The Company shall reimburse you, upon proper accounting, for reasonable business expenses and disbursements you incur in the course of the performance of your duties under this agreement. The Company shall make an annual payment of $10,000 in lieu of automobile, health or other club allowance. In addition, the Company shall pay you any additional amount necessary to compensate you for any tax you may incur by reason of such reimbursement payment (the "Gross Up Amount") and any additional amount necessary to compensate you for any tax incurred by reason of payment of the Gross Up Amount.

          g. RELOCATION REIMBURSEMENT. The Company shall reimburse you, upon proper accounting, for reasonable and customary expenses up to $100,000 incurred by you in the course of relocating to the Boston, Massachusetts area. In addition, the Company shall pay you any additional amount necessary to compensate you for any tax you may incur by reason of such reimbursement payment (the "Gross Up Payment") and any additional amount necessary to compensate you for any tax incurred by you by reason of the Gross Up Payment. You must submit all claims for reimbursement under this paragraph by July 1, 2002. The Company shall not have any obligation to pay any claims pursuant to this paragraph after such date.

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     3.   CONFIDENTIAL INFORMATION AND RESTRICTED ACTIVITIES. You acknowledge that, in consideration for your employment with the Company, you have agreed to and executed a joinder dated November 17, 2000 to Genome Therapeutics' Intellectual Property Policy, including Appendix I thereof ("Invention, Assignment, Non-Disclosure and Covenant Not To Compete"), which imposes certain non-competition, non-solicitation and non-disclosure restrictions on you (such joinder referred to hereinafter as the "Intellectual Property and Non-Compete Agreement").

     4. TERMINATION OF EMPLOYMENT. Your employment under this agreement shall continue until one party delivers to the other party a written notice of termination setting forth the reason, if any, for the termination. If you terminate your employment without Good Reason (as defined below), you will give the Company two month's written notice.

          a. If this agreement is terminated by reason of your death or disability, the Company shall pay or provide to you, or to your heirs or estate in the event of your death, (i) all Accrued Obligations (as defined below) in a lump sum in cash within thirty (30) days after the Termination Date (as defined below), (ii) all benefits accrued by you as of the Termination Date under all qualified and non-qualified retirement, pension, profit sharing and similar plans of the Company in the time and manner provided under the terms of such plans, and (iii) your pro rata bonus entitlement. If the agreement is terminated by reason of your disability, the Company will continue to pay, for twelve (12) months from the Termination Date (A) your Base Salary in effect on the Termination Date and (B) all amounts and other benefits to which you would have been entitled if you had continued to be employed by the Company for such 12-month period. You will be deemed to be disabled upon the earlier of (i) the end of a six (6) consecutive month period during which, by reason of physical or mental injury or disease, you are unable to perform substantially all your usual and customary duties under this agreement and (ii) the date that a reputable physician selected jointly by the Board and yourself (or if you are clearly unqualified to make a selection, the person then authorized to make health care decisions on your behalf, or if none, your spouse) determines in writing that you will, by reason of physical or mental injury or disease, be unable to perform substantially all of your usual and customary duties under this agreement for a period of at least six (6) consecutive months. Upon the Board's reasonable request, you will submit to a medical examination for the purpose of determining the existence, nature and extent of any such disability, and the Board shall promptly give you written notice of any determination of your disability and of the decision of the Board to terminate your employment by reason thereof. All payments made by the Company under this paragraph 4.a. will be reduced dollar-for-dollar by the amount of disability benefits, if any, paid to you in accordance with any disability policy or program of the Company. Except as otherwise provided by law, all other obligations of the Company under this agreement shall cease forthwith.

          b. If you are discharged for Cause (as defined below) or you resign without Good Reason, the Company shall (i) pay you all Accrued Obligations in a lump sum in cash within thirty (30) days after the Termination Date, and (ii) provide all benefits

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accrued as of the Termination Date under all qualified and non-qualified retirement, pension, profit sharing and similar plans of the Company in the manner and time provided under the terms of such plans and arrangements. Except as otherwise provided by law, all other obligations of the Company under this agreement shall cease forthwith.

          c. If you are discharged without Cause or resign with Good Reason, then the Company shall (i) pay all Accrued Obligations in a lump sum in cash within thirty (30) days after the Termination Date, (ii) continue to pay your Base Salary and provide all other benefits in paragraph 2 of this agreement for the lesser of twelve (12) months after the Termination Date or the period of time that it takes you to find comparable employment (such lesser period being the "Severance Period"), and (iii) provide all benefits accrued as of the end of the Severance Period under all qualified and non-qualified retirement, pension, profit sharing and similar plans of the Company in the time and manner provided under the terms of such plans. Except as otherwise provided by law, all other obligations of the Company under this agreement shall cease forthwith.

          d. If within two years of a Change of Control (as defined below) of the Company, (i) you are terminated other than for Cause, or (ii) you terminate your employment with the surviving company due to the fact that (a) the surviving company takes any action that results in a material diminution in your position, authority or duties as such position, authority or duties existed immediately prior to the Change of Control or (b) the surviving company takes any action that would require you to have your principal place of work changed to any location outside a thirty-five mile radius of the City of Boston, then, in the case of either (i) or (ii), the Company will continue to pay your Base Salary in effect on the Termination Date and provide you with the benefits set forth in paragraph 2 of this agreement for a period of eighteen (18) months from the Termination Date. The Company will also pay you on the Termination Date any Base Salary earned but not paid through the Termination Date. In addition, your remaining unvested options and non-exercisable restricted shares will immediately fully vest and become exercisable for a period equal to the lesser of two years from the Termination Date or until the final exercise date of the options as determined in the applicable stock option agreement between yourself and the Company. All severance payments will be payable in accordance with the normal payroll practices of the Company. If you are eligible for severance payments under this paragraph 4.d., then the provisions of paragraph 4.c. above shall not apply to such termination.

          e. For purposes of this agreement, the following capitalized terms have the meaning as set forth below:

               (i) "Accrued Obligations" shall mean, as of the Termination Date, the sum of (A) your Base Salary through the Termination Date to the extent not theretofore paid, (B) the amount of any bonus, vested incentive compensation, deferred compensation and other cash compensation accrued as of the Termination Date to the extent not theretofore paid, and (C) any vacation pay, expense reimbursements and other cash entitlements accrued as of the Termination Date to

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     the extent not theretofore paid. Amounts shall be deemed to accrue ratably over the period during which they are earned.

               (ii) "Cause" shall mean: (i) your material failure to perform (other than by reason of disability), or material negligence in the performance of, your duties and responsibilities to the Company or any of its subsidiaries; (ii) your material breach of this agreement or any other agreement between you and the Company or any of its subsidiaries; (iii) the commission of a felony or other crime involving an act of moral turpitude; or (iv) a material act of dishonesty or breach of trust on your part resulting or intended to result, directly or indirectly, in a personal gain or enrichment at the expense of the Company.

                (iii) A "Change of Control" shall be deemed to have occurred if and when: (i) the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be controlled by another corporation or other entity; provided, however, for purposes of this clause (i) that (A) if such an agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured, and (B) if immediately after such effective date the voting shareholders of such other corporation or entity shall be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a "Change of Control;" (ii) any "person" (as such term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Company that represent 35% or more of the votes that could then be cast in an election for members of the Company's Board; or (iii) during any period of 24 consecutive months, commencing after the effective date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Company's Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (A) the directors then in office who were directors at the beginning of the 24-month period, or (B) the directors specified in clause (A) plus directors whose election has been so approved by directors specified in clause (A).

                (iv) "Good Reason" shall mean: (i) any action by the Company that results in a material diminution in your position, authority or duties with the Company, excluding any isolated, insubstantial or inadvertent action not taken in bad faith and which is promptly remedied by the Company; (ii) material failure of the Company to provide you compensation and benefits in accordance with the terms of paragraph 2 of this agreement for more than ten business days after notice from you specifying in reasonable detail the nature of the failure or (iii) a Change of Control.

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                (v)   "Termination Date" shall mean (A) in the event of
     discharge for Cause or resignation for Good Reason, the date a Notice of Termination is received by the non-terminating party, (B) in the event of a discharge without Cause or resignation without Good Reason, the date specified in the written notice to the non-terminating party, which date shall be no less than thirty (30) days from the date of such written notice, (C) in the event of your death, the date of your death, and (D) in the event of termination of your employment by reason of disability, the date you receive written notice of such termination (or, if later, six (6) months from the date your disability began).

     5. MISCELLANEOUS. This agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, however, that you and the Company acknowledge and agree that the Intellectual Property and Non-Competition Agreement shall remain in full force and effect. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. This agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. All payments made hereunder shall be net of any tax or other amount required to be withheld by the Company by law. Neither you nor the Company may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this agreement without your consent to one of its subsidiaries or to any Person that acquires substantially all the assets of the Company, by means of a merger or otherwise. Your obligations to the Company under the Intellectual Property and Non-Competition Agreement shall remain in full force and effect.

     6. NOTICES. Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

     7. BINDING EFFECT. This agreement shall be binding upon and inure to the benefit of your heirs and representatives and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of its assets, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform this agreement if no such

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succession had taken place. Regardless of whether such agreement is executed, this agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this agreement.

     If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than May 23, 2001. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,                        Accepted and Agreed:



Robert J. Hennessey                     --------------------
Chairman of the Board                   Steven M. Rauscher

                                        Date:
                                             --------------------


Norbert Riedel, Ph.D.
Chairman of the Compensation Committee


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